As filed with the Securities and Exchange Commission on November 25, 2008
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0956711
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
20511 Lake Forest Drive
Lake Forest, California 92630
(Address, Including Zip Code, of Principal Executive Offices)

Western Digital Corporation
2005 Employee Stock Purchase Plan
(Full Title of the Plan)

Raymond M. Bukaty
Senior Vice President, Administration, General Counsel and Secretary
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630
(949) 672-7000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
J. Jay Herron, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Common Stock, $0.01 par value per share	8,000,000(1)(2) shares	$10.00 (3)	$80,000,000.00 (3)	$3,144.00 (3)

(1)	This Registration Statement covers, in addition to the number of shares of Western Digital Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Western Digital Corporation 2005 Employee Stock Purchase Plan (as amended, the “ESPP”) as a result of one or more adjustments under the ESPP to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Each share of Common Stock is accompanied by a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between the Company and American Stock Transfer and Trust Company, as Rights Agent.

(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on November 21, 2008, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE
     This Registration Statement is filed by the Company to register additional securities issuable pursuant to the ESPP and consists of only those items required by General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended June 27, 2008, filed with the Commission on August 20, 2008 (Commission File No. 001-08703);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 26, 2008, filed with the Commission on October 31, 2008 (Commission File No. 001-08703);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on November 12, 2008, September 17, 2008 and August 12, 2008 (each, Commission File No. 001-08703);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-B of Western Digital Technologies, Inc. (formerly known as Western Digital Corporation prior to its adoption of a holding company organizational structure effected pursuant to Section 251(g) of the Delaware General Corporation Law on April 6, 2001), filed with the Commission on April 3, 1986 (Commission File No. 001-08703), and any other amendment or report filed for the purpose of updating such description;

(e)	The description of the Company’s Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A12B, filed with the Commission on April 6, 2001 (Commission File No. 001-08703), and any amendment or report filed for the purpose of updating such description; and

(f)	The Company’s Registration Statement on Form S-8 relating to the ESPP, filed with the Commission on November 18, 2005 (Commission File No. 333-129813).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel
     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Raymond M. Bukaty. Mr. Bukaty is the Senior Vice President, Administration, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Bukaty owns 98,039 shares of Common Stock, 33,541 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 135,516 shares of Common Stock. Mr. Bukaty is eligible to participate in the ESPP.
Item 8. Exhibits
     See the attached Exhibit Index at page 7, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on November 25, 2008.

WESTERN DIGITAL CORPORATION
By:	/s/ John F. Coyne
John F. Coyne
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints John F. Coyne and Raymond M. Bukaty, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Coyne John F. Coyne	President and Chief Executive Officer and Director (Principal Executive Officer)	November 25, 2008

/s/ Timothy M. Leyden Timothy M. Leyden	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 25, 2008

Signature	Title	Date

/s/ Joseph R. Carrillo Joseph R. Carrillo	Vice President and Corporate Controller (Principal Accounting Officer)	November 25, 2008

/s/ Thomas E. Pardun Thomas E. Pardun	Chairman	November 25, 2008

/s/ Peter D. Behrendt Peter D. Behrendt	Director	November 25, 2008

/s/ Kathleen A. Cote Kathleen A. Cote	Director	November 14, 2008

/s/ Henry T. DeNero Henry T. DeNero	Director	November 17, 2008

/s/ William L. Kimsey William L. Kimsey	Director	November 16, 2008

/s/ Michael D. Lambert Michael D. Lambert	Director	November 20, 2008

/s/ Matthew E. Massengill Matthew E. Massengill	Director	November 14, 2008

/s/ Roger H. Moore Roger H. Moore	Director	November 15, 2008

/s/ Arif Shakeel Arif Shakeel	Director	November 16, 2008

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.	Western Digital Corporation 2005 Employee Stock Purchase Plan.

5.	Opinion of Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).